Exhibit 10.76

Hexion Specialty Chemicals, Inc. (the “Company”)

Long Term Value Creation Reward Program

2005 – 2008

The objective of the Hexion Specialty Chemicals, Inc. Long Term Value Creation Reward Program (the “Program”) is to provide a long-term performance-based incentive program to certain key contributors. Associates will be eligible to receive a payment from this program in 2008.

Eligibility

Associates are selected by the CEO and approved by the Company’s Compensation Committee, based on scope of responsibility and contribution in building value for the total enterprise.

Grants

Participants will be eligible to receive a grant of stock appreciation rights (SARs) at a base price equal to the price per share of the Company’s common stock in it’s initial public offering. Additionally, some participants will be eligible to receive a cash bonus opportunity of up to 50% of the participant’s current annualized base salary rate.

Vesting

Participants will vest ratably during a three-year period. Participants become one-third vested for every year of employment completed under the Program, and will be fully vested on the third anniversary of the grant date. There is no vesting credit for partial years under the Program.

If a participant terminates his or her employment with the Company prior to the end of the three-year period, the participant will be entitled to receive the value, if any, associated with the vested portion of the SARs and any cash bonus vested at the time of termination at the same time all participants are paid. All unvested SARs and cash payments are forfeited at the time of termination.

Valuation and Payment

SARs: Subject to the rules of the Program, at the end of the three-year period, each participant will receive a cash payment for each vested SAR equal to the amount, if any, that the current market price of the Company’s common stock (based on the average market price for the preceding ten trading days) exceeds the base price of the SAR.

Cash Bonus: Subject to the rules of the Program, participants eligible for a cash payment will receive any payment due them at the end of the three-year period.

All payments made under the Program will be made promptly, following approval of the Company’s Compensation Committee. All US payments are considered taxable as ordinary income.

Hexion Specialty Chemicals, Inc.

Long Term Value Creation Reward Program

Rules

1.	Hexion Specialty Chemicals. Inc. is defined as the “Company”.

2.	The Program is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract of employment between the Company and any participant.

3.	Vesting shall occur ratably at thirty-three and one third percent (33.33%) on the anniversary date of the grant of SARs in each of 2006, 2007 and 2008. There is no vesting credit given for completion of a partial year.

4.	Valuation of the stock appreciation rights (SARs) will be determined using the difference between the current market price of the Company’s common stock (based on the average market price for the preceding ten (10) trading days) and the grant price of the SARs. In the event there is no public market for the stock on a grant or valuation date, then the fair market value will be determined by the Board of Directors in its sole discretion.

5.	All payments under the Program will be made promptly following approval by the Compensation Committee. All US payments are considered taxable as ordinary income.

6.	Payments for the SARs will only be made in the event that the current market price of the Company’s common stock, or, in the case where there is no public market, the fair market value as determined by the Board of Directors, exceeds the grant price of the SARs.

7.	If a participant voluntarily terminates employment with the Company or is involuntarily terminated without Cause, any unvested grant under the Program is forfeited. The vested portion of the grant(s) will be paid in accordance with the payments made to all other participants.

8.	In the event a participant becomes totally and permanently disabled and receives Long-Term Disability Plan benefits for six months, then the award will be pro-rated based on the date of disability, and will be paid to the participant at the same time payments are made to other Program participants.

9.	In the event of the death of a participant, the prorated award earned as of the date of death will be paid to the estate of the participant at the end of the current fiscal quarter. The valuation of the SARs will be based on the average market price for the preceding ten (10) trading days for that quarter.

10.

If a participant is terminated for Cause then all rights to participate in the Program are immediately terminated. Cause is defined as a participant’s (a) commission of a crime of moral turpitude or a felony that involves financial misconduct or moral turpitude or has resulted, or reasonably could be expected to result, in any adverse publicity regarding the participant or the Company or any of its subsidiaries or economic injury to the Company or any of its subsidiaries, (b) dishonesty or willful commission or omission of any action that has resulted, or reasonably could be expected to result, in any adverse publicity regarding the participant or the Company or any of its subsidiaries or has caused, or reasonably could be expected to cause, demonstrable and serious economic injury to the Company or any of its subsidiaries or (c) material breach of the terms of this Program or any other agreement entered into between the participant and the Company or any of its subsidiaries or affiliates after notice and a reasonable opportunity to cure (if such breach can be cured). For purposes hereof, no act or omission shall be considered willful unless committed in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company or any of its affiliates.

11.	The Company values its reputation for integrity and honesty. Achieving business results at the expense of violation of the law, regulations, or business ethics or allowing individuals under your supervision to behave in this manner is never in the best interest of the Company. Accordingly, if ethical or honesty standards of behavior are violated or if any such behavior of personnel under your supervision is knowingly condoned, any award earned under this program, is subject to forfeiture.

12.	All payments are subject to applicable restrictions contained in the Company’s and its subsidiaries’ debt and equity financing agreements. If any such restrictions prohibit or otherwise delay payments due to participants in this Program, then the Company shall have the option to make such payments within thirty (30) days of the date that it is first permitted to make such payments.

13.	Participants and their beneficiaries or heirs shall have no legal or equitable rights, claims or interest in any specific property or assets of the Company. The Company’s payment obligations under this Program shall constitute merely an unfunded and unsecured promise of the Company to pay compensation in the future to those participants to whom the Company has an obligation under the Program in accordance with its terms. The rights of the participants and any beneficiaries or heirs shall be no greater than those of the Company’s unsecured general creditors.

14.	In the event of a Sale of the Company, as defined in the Hexion LLC Deferred Compensation Plan, all vesting will accelerate and the per share sale price will be used in lieu of the current market price to determine the value of SARs.

15.	The Program is subject to modification and termination by the Compensation Committee of the Board of Directors of the Company at any time, with or without notification to participants.